                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement            [_]Confidential, for Use of the
                                             Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Under Rule 14a-12


                       CATELLUS DEVELOPMENT CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

                                [CATELLUS LOGO]

                       CATELLUS DEVELOPMENT CORPORATION
                       201 Mission Street, Second Floor
                        San Francisco, California 94105

Dear Catellus Stockholder:

  I am pleased to invite you to attend the 2001 Annual Meeting of Stockholders of Catellus Development Corporation on Tuesday, May 1, 2001, at 9:00 a.m. We will hold this year's meeting at:

                                 Palace Hotel
                                 Ralston Room
                            2 New Montgomery Street
                           San Francisco, California

  At this meeting, stockholders will be asked to elect eleven directors. Information about the nominees is contained in the Proxy Statement that follows.

  We would appreciate your attendance at the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, it is most important that your shares are represented. Accordingly, please mark your vote on the enclosed proxy card, then sign, date, and return it to us. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

  I sincerely hope you will be able to attend the Annual Meeting and look forward to seeing you on May 1, 2001.

                                       Sincerely,

                                       [Signature of Nelson C. Rising]

                                       Nelson C. Rising
                                       Chair of the Board and Chief Executive
                                       Officer


March 15, 2001

                       CATELLUS DEVELOPMENT CORPORATION
                       201 Mission Street, Second Floor
                        San Francisco, California 94105

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 1, 2001

  Catellus Development Corporation will hold its 2001 Annual Meeting of Stockholders on Tuesday, May 1, 2001, at 9:00 a.m. at the Palace Hotel, Ralston Room, 2 New Montgomery Street, San Francisco, California, for the following purposes:

  (1)To elect eleven directors; and

  (2)To transact any other business that is properly brought before the Annual Meeting.

  If you were a stockholder of record at the close of business on March 2, 2001, you are entitled to notice of, and to vote at, the Annual Meeting (including any adjournment of the meeting). For at least ten days before the meeting, we will make a list of our stockholders available at our offices at 201 Mission Street, Second Floor, San Francisco, California. Even if you plan to attend the meeting, we request that you sign and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. If you attend the meeting, you may withdraw your proxy card and vote in person on any matter properly brought before the meeting.

  Please sign, date, and mail the enclosed proxy card promptly in the enclosed envelope so that your shares of stock will be represented at the meeting.

                                       By Order of the Board of Directors,
                                       [SIGNATURE OF DEAN J. MYATT]
                                       Dean J. Myatt
                                       Secretary

March 15, 2001

                       CATELLUS DEVELOPMENT CORPORATION
                       201 Mission Street, Second Floor
                        San Francisco, California 94105

                                PROXY STATEMENT

Information about the 2001 Annual Meeting

  On behalf of our Board of Directors, we are soliciting proxies for use at our 2001 Annual Meeting of Stockholders. This year's meeting will be held on Tuesday, May 1, 2001, at 9:00 a.m., at the Palace Hotel, Ralston Room, 2 New Montgomery Street, San Francisco, California. We are providing this Proxy Statement to you, the stockholders of Catellus Development Corporation, in connection with our solicitation of proxies.

  If you were a stockholder of record at the close of business on March 2, 2001, you are entitled to notice of, and to vote at, the Annual Meeting. On March 2, 2001, our issued and outstanding voting securities consisted of 103,507,115 shares of common stock. Each share has one vote on any matter properly brought before the meeting (including any adjournment of the meeting).

  Our principal executive offices are located at 201 Mission Street, Second Floor, San Francisco, California 94105, and our main telephone number is (415) 974-4500. This Proxy Statement, along with the Notice of Annual Meeting of Stockholders, a proxy card, and our 2000 Annual Report to Stockholders, are being mailed to you on or about March 30, 2001. The 2000 Annual Report to Stockholders includes our audited financial statements. You may also obtain, without charge, a copy of our 2000 Annual Report on Form 10-K (a form filed with the Securities and Exchange Commission) by sending a written request to our Investor Relations Department at our address above.

  If you sign and return the proxy card at or before the meeting, your shares will be voted as you specify on the proxy card. If you do not specify a vote, your shares will be voted for each of the nominees listed on the proxy card. You may revoke your proxy at any time before the vote at the meeting by giving written notice to our Corporate Secretary at our address above. You may also revoke your proxy by filing another proxy with a later date or by attending the meeting and voting in person.

  We must have a quorum at the Annual Meeting to transact any business. This means that a majority of our outstanding shares of common stock must be represented in person or by proxy. If there is a quorum, the eleven nominees who receive the greatest number of "for" votes will be elected as Directors.

  We will appoint an inspector of elections to count the votes cast in person or by proxy at the meeting. If you mark your proxy to abstain from voting on any matter, your shares will be counted for purposes of determining whether there is a quorum but will not be voted on that matter. Similarly, if a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining whether there is a quorum but will not be voted (and will not be treated as present and entitled to vote) on that matter.

  We will bear the cost of this proxy solicitation. Brokers and nominees should forward soliciting materials to the beneficial owners of the stock that they hold of record. We will reimburse brokers and nominees for their reasonable forwarding expenses. Our Directors, officers, and regular employees may also solicit proxies in person or by telephone or other means. These individuals will not receive additional compensation for these efforts.

  We are not aware of any matter that will be brought before the Annual Meeting other than that described in this Proxy Statement. If any other matter is properly brought before the meeting, the persons named as your proxy will be authorized by the proxy card to vote the shares represented by that proxy card in accordance with their best judgment.

Independent Public Accountants

  PricewaterhouseCoopers LLP has been selected as our independent public accountants and has audited our financial statements for 2000. A representative of PricewaterhouseCoopers will be present at our 2001 Annual Meeting and will be available to answer questions. The representative will have an opportunity to make a statement if he or she desires to do so.

Stockholder Proposals for the 2002 Annual Meeting

  If you wish to submit a proposal for consideration at our annual meeting in 2002, we must receive it at our offices at 201 Mission Street, Second Floor, San Francisco, California 94105, directed to the attention of our Corporate Secretary, by November 15, 2001, in order to include it in our proxy statement and form of proxy for that meeting. Proposals must comply with Securities and Exchange Commission regulations concerning the inclusion of stockholder proposals in our proxy statement. Our bylaws include additional procedural requirements that apply to stockholder proposals and nominations made at the annual meeting. Among other requirements, notice of any proposals or nominations, directed to the attention of our Corporate Secretary, must be received at our offices at least 60 days before each annual meeting.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  There are eleven nominees for election to our Board of Directors. Each Director is elected annually to serve until our next annual meeting and until his or her successor is elected and qualified. Each nominee has indicated a willingness to serve if elected, but if any nominee should become unable to serve, the proxies that we are soliciting will be voted for the election of a replacement chosen by the Board of Directors. Management has no reason to believe that any of such nominees will be unable or unwilling to serve if elected a Director. Set forth below is certain information concerning the nominees, which is based on data furnished by them.

                                                                     Year First
                                                                     Elected a
    Name of Nominee              Business Experience             Age  Director
    ---------------              -------------------             --- ----------
 Joseph F. Alibrandi   From 1985 until his retirement in 1999,    72    1989
                       Mr. Alibrandi served as Chair of
                       Whittaker Corporation, a diversified
                       company with business activities in the
                       aerospace and communications field.
                       From 1974 to 1994 and from 1996 to
                       1999, he also served as Chief Executive
                       Officer of Whittaker Corporation. Mr.
                       Alibrandi is currently a director of
                       Jacobs Engineering Group, Inc.,
                       Burlington Northern Santa Fe
                       Corporation, and AeroVironment, Inc.

 Stephen F. Bollenbach Since 1996, Mr. Bollenbach has served      58    1999
                       as President and Chief Executive
                       Officer of Hilton Hotels Corporation, a
                       company that develops, owns, manages,
                       and franchises hotels, resorts, and
                       vacation ownership properties. He is
                       also Chair of Park Place Entertainment
                       Corporation, a gaming spin-off from
                       Hilton. From 1995 to 1996,
                       Mr. Bollenbach was Executive Vice
                       President and Chief Financial Officer
                       of The Walt Disney Company. From 1993
                       to 1995, he was President and Chief
                       Executive Officer of Host Marriott
                       Corporation. Mr. Bollenbach is
                       currently a director of Hilton Group
                       PLC and AOL Time Warner, Inc.

 Daryl J. Carter       Since 1992, Mr. Carter has served as       45    1995
                       Co-Chair of Capri Capital, L.P. (or its
                       predecessor), a real estate investment
                       management company. Mr. Carter is
                       currently a director of EosBank.

 Richard D. Farman     In September 2000, Mr. Farman became       65    1997
                       Chairman Emeritus of Sempra Energy, an
                       energy services holding company. From
                       1998 to September 2000, when he
                       retired, Mr. Farman served as Chair and
                       CEO of Sempra Energy. From 1993 to
                       1998, he served as President, Chief
                       Operating Officer, and Director of
                       Pacific Enterprises, an energy services
                       company. From 1993 to 1995, he was
                       Chief Executive Officer of Southern
                       California Gas Company, a subsidiary of
                       Pacific Enterprises. Mr. Farman is
                       currently a director of UnionBanCal.

                                                                     Year First
                                                                     Elected a
    Name of Nominee              Business Experience             Age  Director
    ---------------              -------------------             --- ----------
 Christine Garvey      Since December 1999, Ms. Garvey has        55    1995
                       served as Vice President, Worldwide
                       Real Estate and Workplace Resources at
                       Cisco Systems, Inc., a company that
                       provides networking solutions for the
                       Internet. From 1997 to 1998, Ms. Garvey
                       served as Group Executive Vice
                       President, Commercial Real Estate
                       Services Group of Bank of America
                       NT&SA. From 1992 to 1997, Ms. Garvey
                       served as Executive Vice President,
                       Corporate Real Estate, Other Real
                       Estate Owned, Sales and Property
                       Management of Bank of America NT&SA.
                       Ms. Garvey is also a director of Center
                       Trust, Inc., Pacific Gulf Properties
                       Inc., and VelocityHSI, Inc.

 William M. Kahane     Mr. Kahane served as Non-Executive         52    1997
                       Chair of our Board of Directors from
                       May 1998 until May 2000. Since April
                       2000, he has served as Chief Executive
                       Officer and as a director of Peracon,
                       Inc., an Internet platform that
                       facilitates the purchase and sale of
                       commercial real estate. Since 1992, Mr.
                       Kahane has served as Managing Partner
                       of Milestone Partners Limited, an
                       investment banking and financial
                       advisory company. From 1992 to October
                       2000, Mr. Kahane also served as Chief
                       Investment Officer of Robert H. Burns
                       Holdings Ltd., a private investment
                       company.

 Leslie D. Michelson   Since March 2000, Mr. Michelson has        50    1997
                       served as Chief Executive Officer and
                       as a director of Acurian, Inc., an
                       Internet company involved in
                       accelerating the launch of clinical
                       trials for new prescription drugs. From
                       1999 to March 2000, Mr. Michelson
                       served as Managing Director of Saybrook
                       Capital, LLC, an investment bank
                       specializing in the provision of
                       strategic and financial advisory
                       services to the real estate and health
                       care industries. From June 1998 to
                       February 1999, Mr. Michelson served as
                       Chair and Co-Chief Executive Officer of
                       Protocare, a health care firm. From
                       1988 to 1998, Mr. Michelson served as
                       Chair and Chief Executive Officer of
                       Value Health Sciences, Inc., an applied
                       health services research firm. He is
                       currently a director of G&L Realty,
                       Inc.

 Deanna W. Oppenheimer Since 2000, Ms. Oppenheimer has served     42     --
                       as President, Banking and Financial
                       Services of Washington Mutual, Inc., a
                       financial services company. From 1999
                       to 2000, she served as President,
                       Consumer Banking of Washington Mutual,
                       Inc., and from 1995 to 1999, she served
                       as Executive Vice President, Consumer
                       Banking of Washington Mutual, Inc. Ms.
                       Oppenheimer is also a trustee and
                       member of the executive committee of
                       the board of trustees of the University
                       of Puget Sound.

                                                                     Year First
                                                                     Elected a
   Name of Nominee              Business Experience              Age  Director
   ---------------              -------------------              --- ----------
 Nelson C. Rising    Mr. Rising has served as Chair of our        59    1994
                     Board of Directors and Chief Executive
                     Officer since May 2000. From 1994 through
                     May 2000, Mr. Rising served as our
                     President and Chief Executive Officer and
                     as a Director. Mr. Rising is also
                     currently Chair of the Board of the
                     Federal Reserve Bank of San Francisco and
                     the Real Estate Round Table. In addition,
                     Mr. Rising is a director of California
                     Business Round Table and a member of the
                     Executive Committee of Bay Area Council,
                     the Executive Committee of San Francisco
                     Partnership, and the Board of Governors
                     of the National Association of Real
                     Estate Investment Trusts.

 Thomas M. Steinberg Since 1997, Mr. Steinberg has served as      44    1994
                     President of Tisch Family Interests. In
                     this capacity, he manages and supervises
                     investments for members of the Laurence
                     A. Tisch and Preston R. Tisch families.
                     From 1991 until 1997, he served as
                     Managing Director of Tisch Family
                     Interests. Formerly, he was a Vice
                     President of Goldman Sachs & Co. Mr.
                     Steinberg is currently the Chair of the
                     Board of Directors of Gunther
                     International, Ltd., and a director of
                     Infonxx, Inc., and Certco, Inc.

 Cora M. Tellez      Since January 2001, Ms. Tellez has served    51     --
                     as President of the Health Plans Division
                     of Health Net, Inc., a managed health
                     care company. From 2000 to January 2001,
                     she served as President of the Western
                     Division of Health Net, Inc., and from
                     1998 to 1999, she served as President and
                     Chief Executive Officer of Health Net of
                     California, a division of Health Net,
                     Inc. From 1997 to 1998, Ms. Tellez served
                     as President and Chair of Prudential
                     HealthCare Plan of California, Inc., a
                     health care company, and from 1994 to
                     1997, she served as Senior Vice President
                     and Regional Chief Executive of the Bay
                     Region for Blue Shield of California, a
                     health insurance provider. Ms. Tellez is
                     currently a director of the California
                     Business Roundtable, California Chamber
                     of Commerce, Town Hall Los Angeles,
                     Golden State Bancorp, Institute for the
                     Future, S.H. Cowell Foundation, Holy
                     Names College, and Philippine
                     International Aid.

  The Board of Directors recommends a vote FOR the election of the nominees listed above as Directors.

Arrangements Regarding Nominees

  Under the terms of Mr. Rising's employment agreement, the Board of Directors is required, through December 31, 2004, to use its best efforts to cause Mr. Rising to continue to be elected as a member of the Board of Directors, and to use its best efforts to cause Mr. Rising to continue to be appointed as Chair of the Board of Directors. See "Employment Agreements--Agreement with Mr. Rising."

                        FURTHER INFORMATION CONCERNING
                            THE BOARD OF DIRECTORS

Directors' Compensation

  Each Director who is not an employee of Catellus receives an annual retainer of $30,000, a fee of $1,250 for attendance at each meeting of the Board of Directors, a fee of $1,200 for attendance by members of the Audit Committee at each meeting of the Audit Committee, and a fee of $1,000 for attendance at each meeting of a Board committee of which that Director is a member. In addition, the chair of each committee receives an annual retainer of $3,000. In addition to the foregoing fees, Mr. Farman, our Lead Independent Director, receives an additional annual retainer of $50,000 as well as the fees set forth above for each Board committee meeting that he attends as an ex officio member. Directors are also reimbursed for their out-of-pocket expenses for each Board or committee meeting attended.

  Under our 2000 Performance Award Plan, each non-employee Director receives an automatic grant of an option to purchase 5,000 shares of common stock following each annual meeting of stockholders. The exercise price of each option is the closing stock price on the date of grant. Each option has a ten-year term and becomes exercisable in four equal installments on each of the first four anniversaries of the date of grant. These automatic grants are in lieu of the automatic grants to non-employee directors under the 1996 Amended and Restated Performance Award Plan.

  In addition, under our 2000 Performance Award Plan, each non-employee Director may irrevocably elect each year to defer any retainers or fees for the following year and instead receive Director Stock Units. A Director Stock Unit is considered equivalent to one share of stock for purposes of the reporting requirements of the Securities and Exchange Commission, but a Director Stock Unit has no voting rights. An election to defer must be made before the beginning of the calendar year in which the retainer or fee would otherwise be earned. The number of Director Stock Units to be credited to a Director is calculated by dividing the amount of the deferred compensation by 90% of the closing price of our common stock on the date of the credit. We credit Director Stock Units on January 1 of each year for any deferred retainers, and they vest on a per diem basis over the course of the year. We credit Director Stock Units on December 31 of each year for any deferred meeting fees, and they vest immediately. If a Director dies or becomes disabled, any unvested Director Stock Units vest immediately. Each Director will receive a distribution of the vested Director Stock Units on a date previously selected by the Director (which may not be less than three years after the election is made). We will distribute the Director Stock Units by issuing to the Director an equivalent number of shares of our common stock, either in a lump sum or in a specified number of annual installments, as previously selected by the Director.

  The stock options and Director Stock Units held by non-employee Directors at March 2, 2001, are summarized as follows:

                                                   Shares Underlying  Director
Beneficial Owner                                     Stock Options   Stock Units
----------------                                   ----------------- -----------
Joseph F. Alibrandi...............................       30,000         7,743
Stephen F. Bollenbach.............................       10,000         6,305
Daryl J. Carter...................................       30,000         9,156
Richard D. Farman.................................       20,000        10,635
Christine Garvey..................................       30,000         6,220
William M. Kahane.................................       20,000        20,472
Leslie D. Michelson...............................       20,000         5,384
Thomas M. Steinberg...............................       30,000         3,694
Beverly Benedict Thomas...........................       30,000         5,972
                                                        -------        ------
  Total...........................................      220,000        75,581
                                                        =======        ======

Board of Directors Meetings

  The Board of Directors held five meetings in 2000. Each Director attended at least 75% of the total number of meetings in 2000 of the Board and of each committee and subcommittee of which that Director was a member, except that Mr. Michelson attended 72% of the meetings of the Board of Directors and of the committees and the subcommittee of which he was a member.

Board Committees

  The Board of Directors has established an Audit Committee, a Compensation and Benefits Committee, a Corporate Governance Committee, and a Finance Committee. In addition, the Compensation and Benefits Committee appointed a Special Subcommittee to undertake certain responsibilities in 2000. No member of these Committees, other than the Finance Committee, may be an employee of Catellus or any subsidiary. The current membership of each Committee and the number of meetings each Committee held in 2000, are as follows:

                                                  Compensation
                                                  and Benefits
                                     Compensation   Special    Corporate
Name of Director            Audit    and Benefits Subcommittee Governance  Finance
----------------          ---------- ------------ ------------ ---------- ----------
Joseph F. Alibrandi.....                Member                   Member
Stephen F. Bollenbach...                Member                              Chair
Daryl J. Carter.........    Chair                                           Member
Richard D. Farman, Lead
 Independent Director...  Ex Officio    Member                   Chair    Ex Officio
Christine Garvey........                                         Member     Member
William M. Kahane.......    Member      Chair        Member
Leslie D. Michelson.....    Member      Member       Member
Nelson C. Rising, Chair.                                                    Member
Thomas M. Steinberg.....    Member                                          Member
Beverly B. Thomas.......    Member                               Member
Number of meetings in
 2000...................      4           8            7           5          5

  The Audit Committee operates under a written charter, a copy of which is attached hereto as Appendix A. Among other things, the Audit Committee:

  . Recommends to the Board the independent public accountants that we engage to audit our financial statements.

  . Reviews the results of each audit by our independent public accountants and discusses with them any factors, including, without limitation, the provision of any non-audit services, that may affect their independence.

  . Reviews our interim and year-end financial statements with management and our independent public accountants.

  . Reviews our general policies and procedures regarding audits, accounting and financial controls, the scope and results of the auditing engagement, and the extent to which we have implemented changes suggested by our independent public accountants.

  The Compensation and Benefits Committee:

  . Sets the compensation of the Chief Executive Officer and, based on the recommendations of the Chief Executive Officer, of senior management reporting directly to the office of the Chief Executive Officer.

  . Exercises general review authority over compensation levels of all other corporate officers and key management personnel.

  . Reviews annually our compensation practices and salary administration procedures.

  . Reviews and approves changes in existing employment practices and employee benefit programs and approves new programs.

  .  Administers performance award plans.

  The Special Subcommittee of the Compensation and Benefits Committee:

  . Updated the Company's employment agreements with certain of its key employees.

  The Corporate Governance Committee:

  . Considers matters relating to the governance of the Company, including Director nominations.

  The Finance Committee:

  . Reviews and approves financing arrangements and other transactions within a specified size range.

  . Recommends to the Board larger financing arrangements and other transactions.

  The Corporate Governance Committee welcomes your suggestions of potential candidates to fill future vacancies on the Board. You should send your suggestions in writing to our Corporate Secretary at our executive offices. Any suggestions should include detailed biographical and occupational data on the candidate, along with the candidate's written consent to consideration by the Corporate Governance Committee.

Certain Relationships and Related Transactions

  Mr. Bollenbach, a Director, is President and Chief Executive Officer of Hilton Hotels Corporation, which is our partner in three Louisiana partnerships. Our partnership with Hilton Hotels Corporation pre-dates both Mr. Bollenbach's tenure as an officer of Hilton Hotels Corporation and his tenure as a member of our Board. Our partnership distributions from these partnerships in 2000 totalled approximately $20.6 million. The three partnerships are as follows:

  . International Rivercenter, a general partnership in which we own 25.2% and Hilton owns 67.4%, owns the New Orleans Riverside Hilton Hotel; Hilton Hotels Corporation manages that hotel under a management contract with the partnership.

  . New Orleans International Hotel, a limited partnership in which we own 15.9% and Hilton owns 29.5%, owns a 22.5% interest in New Orleans Rivercenter.

  . New Orleans Rivercenter, a general partnership in which we and Hilton own 38.75% each, owns an eight-acre parcel of land adjacent to the New Orleans Riverside Hilton Hotel.

  Ms. Garvey, a Director, is Vice President of Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. On November 1, 2000, a subsidiary of Cisco Systems, Inc., Cisco Technology, Inc., entered into a 34-year ground lease for land entitled for up to 3.4 million square feet of development at Pacific Commons, our 8.3-million-square-foot business park under construction in Fremont, California. Cisco Technology, Inc. and one of our subsidiaries also signed a development and construction management agreement, pursuant to which it will coordinate up to 2.2 million square feet of building construction. In addition, Cisco Technology, Inc. was granted options to purchase the property, in whole or in part, encumbered by the ground lease. If the purchase options were eventually exercised, the total consideration to be paid to us by Cisco Systems, Inc. as a result of this transaction is approximately $200 million on an undiscounted basis.

  Ms. Oppenheimer, a nominee for Director, is President of Banking and Financial Services of Washington Mutual, Inc. (WAMU), a financial services company. In 2001, WAMU completed a merger with Bank United Corp., which has served as a lender to us beginning in 2000, when it provided us with one loan. This loan was made on September 15, 2000, in a principal amount not to exceed $9.75 million and is payable at an interest rate of 30-day LIBOR plus 2.5%, subject to adjustment downward to 30-day LIBOR plus 2.25% upon the satisfaction of certain conditions. The balance outstanding on that loan as of March 2, 2001 was approximately $1,016. As of March 15, 2001, we are negotiating a second construction loan with Bank United Corp./WAMU. If consummated, this loan will be in the maximum principal amount of $9.9 million and payable at an interest rate of 30-day LIBOR plus 2.0%.

  In October 1997, we made an interest-free loan of $400,000 to Ms. Smalley, an executive officer, for the purchase of a residence in the San Francisco area. The full original amount of this loan remains outstanding as of March 2, 2001.

  On December 22, 2000, we made an unsecured loan of $1,000,000 to Mr. Rising, Chair of our Board and Chief Executive Officer, pursuant to the terms of his employment agreement. Principal is payable in three equal installments on the first three anniversaries of the termination of Mr. Rising's employment. Interest on the unpaid principal at the rate of 5.87% per annum is payable on February 28, 2002 and on each February 28 thereafter until all principal and interest amounts are paid in full.

  In the normal course of business, we build buildings for and lease space to businesses similar to those with which some of our Directors are affiliated. Although there are no specific proposals currently pending, we may, in the future, discuss possible transactions of these types with businesses with which our Directors are affiliated. Any such transaction would be approved by a majority of the disinterested Directors.

Compensation Committee Interlocks and Insider Participation

  During 2000, Messrs. Alibrandi, Bollenbach, Farman, Kahane, Michelson, and Steinberg served as members of the Compensation and Benefits Committee. None of the members of the Compensation and Benefits Committee was, in 2000, or has ever been, an employee or officer of the Company. However, Mr. Bollenbach, a Director, is President and Chief Executive Officer of Hilton Hotels Corporation, which is our partner in three Louisiana partnerships. For more information, see "Certain Relationships and Related Transactions" above.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table provides information about stockholders that beneficially own more than 5% of our common stock, based on documents filed as of March 2, 2001, under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

                                                       Shares of
                                                      Common Stock    Percent
Name and Address                                   Beneficially Owned of Class
----------------                                   ------------------ --------
California Public Employees' Retirement System....     18,782,250       17.7%
  Lincoln Plaza, 400 P Street
  Sacramento, California 95814
Southeastern Asset Management, Inc................     15,312,700       14.4%
  6410 Poplar, Suite 900
  Memphis, Tennessee 38119
Harris Associates, L.P............................      8,895,339        8.4%
  Two North LaSalle Street, Suite 500
  Chicago, Illinois 60602

Registration Rights Agreement with CalPERS

  In 1989, we signed a Registration Rights Agreement with several large stockholders, including the predecessor in interest of California Public Employees' Retirement System ("CalPERS"). Of those stockholders, only CalPERS remains a stockholder and a party to the agreement.

  As long as the Registration Rights Agreement applies, CalPERS has the following rights:

  . Demand Registration: CalPERS may request, up to four times (three, following a registration completed in 1997), that we use our best efforts to register the sale of CalPERS' shares within 90 days. The minimum number of shares as to which CalPERS may request registration at one time is the lesser of 20% of its stock, or stock with an aggregate offering price (after subtracting discounts and commissions) of over $40 million. We will bear the costs of the registration, including CalPERS' legal fees, but excluding underwriting discounts and commissions for CalPERS' shares. CalPERS may also request a Form S-3 registration (a simplified registration process) if the aggregate offering price is at least $25 million, and these registrations do not count toward the number of registrations they may request.

  . Piggyback Registration: Any time we propose to file a registration statement in connection with a public offering of stock solely for cash, CalPERS may request to include its shares in the registration statement, and we are required to do so to the extent that the inclusion of CalPERS' shares will not jeopardize the success of the offering.

  CalPERS may no longer exercise any rights under the agreement when all of its shares can be freely sold to the public under an exemption from registration.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table shows how much of our common stock each Director, Director nominee, and named executive officer beneficially owned as of March 2, 2001, and the amount owned by all current Directors and named executive officers as a group. Each person has sole voting and investment power over the shares shown unless otherwise indicated, and except as those powers may be shared with the person's spouse under applicable law.

                                                        Shares of
                                                       Common Stock  Percent of
                                                       Beneficially Common Stock
Beneficial Owner                                        Owned (1)      Owned
----------------                                       ------------ ------------
Joseph F. Alibrandi (2)..............................      24,267          *
Stephen F. Bollenbach (3)............................       8,805          *
Daryl J. Carter (4)..................................      23,180          *
Richard D. Farman (5)................................      17,939          *
Christine Garvey (6).................................      18,720          *
William M. Kahane (7)................................      22,972          *
Leslie D. Michelson (8)..............................       7,884          *
Deanna W. Oppenheimer................................           0          0
Nelson C. Rising (9).................................   2,214,209       2.14%
Thomas M. Steinberg (10).............................      21,192          *
Cora M. Tellez.......................................         590          *
Beverly Benedict Thomas (11).........................      18,472          *
Stephen P. Wallace (12)..............................     882,997          *
Kathleen Smalley (13)................................     295,907          *
C. William Hosler (14)...............................      76,561          *
Jaime L. Gertmenian (15).............................      24,750          *
All current Directors and named executive officers as
 a group (14 persons)................................   3,657,855       3.53%

--------
  * Less than one percent.

 (1) The number of shares shown as beneficially owned includes (i) shares subject to options that are exercisable within 60 days of March 2, 2001, and (ii) Director Stock Units, which are described under "Directors' Compensation."

 (2) Includes 7,743 Director Stock Units; 384 shares held in a revocable trust of which Mr. Alibrandi is trustor, trustee, and beneficiary; and 12,500 shares subject to options that are exercisable within 60 days of March 2, 2001.

 (3) Includes 6,305 Director Stock Units and 2,500 shares subject to options that are exercisable within 60 days of March 2, 2001.

 (4) Includes 9,156 Director Stock Units and 12,500 shares subject to options that are exercisable within 60 days of March 2, 2001.

 (5) Includes 10,635 Director Stock Units and 2,500 shares subject to options that are exercisable within 60 days of March 2, 2001.

 (6) Includes 6,220 Director Stock Units and 12,500 shares subject to options that are exercisable within 60 days of March 2, 2001.

 (7) Includes 20,472 Director Stock Units and 2,500 shares subject to options that are exercisable within 60 days of March 2, 2001.

 (8) Includes 5,384 Director Stock Units and 2,500 shares subject to options that are exercisable within 60 days of March 2, 2001.

 (9) Includes 2,200,000 shares subject to options that are exercisable within 60 days of March 2, 2001, and 4,375 shares held by a trust of which Mr. Rising's adult son, Christopher Rising, is trustee. Mr. Rising has neither voting nor investment power over the shares held in trust by his son, and he disclaims beneficial ownership of those shares.

(10) Includes 3,694 Director Stock Units and 12,500 shares subject to options that are exercisable within 60 days of March 2, 2001.

(11) Includes 5,972 Director Stock Units and 12,500 shares subject to options that are exercisable within 60 days of March 2, 2001.

(12) Includes 875,000 shares subject to options that are exercisable within 60 days of March 2, 2001.

(13) Includes 292,630 shares subject to options that are exercisable within 60 days of March 2, 2001.

(14) Includes 75,000 shares subject to options that are exercisable within 60 days of March 2, 2001.

(15) Includes 21,381 shares subject to options that are exercisable within 60 days of March 2, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and stockholders who own more than 10% of our stock to file reports of ownership and any changes in ownership with the SEC. Based on our review of copies of these reports, and on written statements from our executive officers and directors, we believe that everyone who was subject to
Section 16(a) filed all required reports on time in 2000.

                             EMPLOYMENT AGREEMENTS

  Summarized below are the employment agreements or memoranda of understanding with our named executive officers. The Compensation and Benefits Committee may award different or additional compensation from that which is described below. See "Report of the Compensation and Benefits Committee" below.

Employment Agreement with Mr. Rising

  Our employment agreement with Mr. Rising provides that he will serve as President and Chief Executive Officer and as a Director through December 31, 2004. In addition, pursuant to the agreement, Mr. Rising was appointed Chair of the Board following the 2000 Annual Meeting of Stockholders. His agreement provides for a minimum base annual salary of $650,000 in 2000, to be increased by 5% in each subsequent year, as well as an annual maximum bonus of 200% of each year's annual salary. Under the agreement, following the 2000 Annual Meeting of Stockholders, Mr. Rising was granted an option to purchase 1,000,000 shares.

  The agreement further provides for an unsecured loan to Mr. Rising of up to $1,000,000, which was made on December 22, 2000. For more information regarding this loan, see "Certain Relationships and Related Transactions" above. In addition, the agreement provides for a retirement benefit that increases for each year he is employed under the agreement and may be satisfied by our purchase of an annuity at a cost of no more than $1,000,000 times the number of years he is employed under the agreement.

  Mr. Rising's employment can be terminated by either party at any time, with or without cause. If Mr. Rising's agreement is terminated for any reason other than for cause or voluntary resignation, he will receive a pro rata share of that year's target bonus payment. In addition, if we terminate his employment for any reason other than for cause, or in the event of his death or disability or constructive discharge (such as reduction in his salary or maximum bonus potential or a failure to elect him a member of the Board), Mr. Rising is entitled to receive, over a period of up to 24 months, double his average salary and bonus for the three preceding years. In addition, all of his stock options will become immediately exercisable.

  If, however, Mr. Rising is constructively discharged or terminated without cause within 12 months after a change of control, then he will, instead, receive a lump sum payment of three times his average annual salary and bonus for the three preceding years. In addition, all of his stock options will become immediately exercisable. If significant federal excise tax is due under Sections 4999 and 280G of the Internal Revenue Code in connection with this payment and the vesting of the stock options, we will make payments to Mr. Rising so that the excise tax liability does not affect Mr. Rising's income.

  For these purposes, a change of control generally includes:

  .  Acquisitions of 25% or more of our voting stock by one person or group;

  . Changes in membership on our Board of Directors such that Directors who are currently on the Board, and those nominated by the then-current Directors, are no longer a majority of the Board;

  . Approval by our stockholders of any reorganization in which our stockholders before the reorganization do not own at least 50% of the voting stock after the reorganization; or

  . Approval by our stockholders of any complete liquidation or dissolution of the Company, or of any sale of substantially all of our assets.

Employment Agreement with Mr. Wallace

  Our employment agreement with Mr. Wallace provides that he will serve as Senior Vice President and Chief Financial Officer through December 31, 2000. (He was, however, promoted to Executive Vice President and Chief Operating Officer in 1998, and he no longer holds the office of Chief Financial Officer.) Mr. Wallace's employment agreement has been extended through April 15, 2001, pending discussion of a new employment agreement. The agreement provides for a minimum base salary subject to annual review, as well as an annual target bonus. For 2000, his base salary was increased to $455,000, and Mr. Wallace was eligible for a bonus of 200% of his base salary.

  If we terminate his employment for any reason other than for cause, or in the event of his death or disability or normal retirement, or if he resigns for "good reason" (such as reduction in his salary or demotion), Mr. Wallace will receive his salary and target bonus (based on the preceding two-year average monthly salary and target bonus) for the remaining term of the agreement (but not to exceed 24 months).

  If, however, Mr. Wallace is constructively discharged or terminated without cause within 12 months after a change of control (as defined in his agreement), then he will, instead, receive a lump sum payment of three times the "base amount" as defined in Section 280G of the Internal Revenue Code. In addition, all of his stock options will become immediately exercisable. However, if the payments to Mr. Wallace result in the Company's loss of a tax deduction by reason of Section 280G, such payments will be reduced to the extent required to avoid the loss of deduction.

Memorandum of Understanding with Ms. Smalley

  We have a Memorandum of Understanding ("MOU") with Ms. Smalley that provides that she will serve as Senior Vice President--Corporate Operations and General Counsel. The MOU provides for a minimum base salary subject to annual review, as well as an annual target bonus. For 2000, her base salary was $292,500, and Ms. Smalley was eligible for a bonus of 200% of her base salary. Also, the MOU provides for an interest-free loan to her of $400,000 to buy a residence. For more information regarding this loan, see "Certain Relationships and Related Transactions" above.

  Ms. Smalley's employment can be terminated by either party at any time, with or without cause. If we terminate her employment for any reason other than for cause, or in the event of her death or disability, or if she resigns for "good reason" (such as reduction in her salary or reduction in her responsibilities), Ms. Smalley is entitled to receive, over a 24-month period, double her average salary and bonus for the three preceding years. In addition, all of her stock options will become immediately exercisable.

  If, however, Ms. Smalley is constructively discharged or terminated without cause within 12 months after a change of control, then she will, instead, receive a lump sum payment of three times her average annual salary and bonus for the three preceding years. In addition, all of her stock options will become immediately exercisable. If significant federal excise tax is due under Sections 4999 and 280G of the Internal Revenue Code in connection with this payment and stock option vesting, we will make payments to Ms. Smalley so that the excise tax liability does not affect Ms. Smalley's income. A change of control here has the same meaning as in Mr. Rising's employment agreement, described above.

Memorandum of Understanding with Mr. Hosler

  We have a Memorandum of Understanding ("MOU") with Mr. Hosler that provides that he will serve as Senior Vice President and Chief Financial Officer. The MOU provides for a minimum base salary subject to annual review, as well as an annual target bonus. For 2000, his base salary was $260,000, and Mr. Hosler was eligible for a bonus of 200% of his base salary.

  Mr. Hosler's employment can be terminated by either party at any time, with or without cause. If we terminate his employment for any reason other than for cause, or in the event of his death or disability, or if he resigns for "good reason" (such as reduction in his salary or reduction in his responsibilities), Mr. Hosler is entitled to receive, over a 24-month period, double his average salary and bonus for the three preceding years. In addition, all of his stock options will become immediately exercisable.

  If, however, Mr. Hosler is constructively discharged or terminated without cause within 12 months after a change of control, then he will, instead, receive a lump sum payment of three times his average annual salary and bonus for the three preceding years. In addition, all of his stock options will become immediately exercisable. If significant federal excise tax is due under Sections 4999 and 280G of the Internal Revenue Code in connection with this payment and stock option vesting, we will make payments to Mr. Hosler so that the excise tax liability does not affect Mr. Hosler's income. A change of control here has the same meaning as in Mr. Rising's employment agreement, described above.

                            AUDIT COMMITTEE REPORT

  Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee of our Board of Directors shall not be incorporated by reference into any such filing and shall not otherwise be deemed filed under either Act.

  The Audit Committee of our Board of Directors is composed of five independent Directors and operates under a written charter adopted by the Board of Directors (attached as Appendix A). Each member of the Audit Committee is "independent" as defined in the National Association of Securities Dealers rules. The current members of the Audit Committee are Daryl
J. Carter (Chair), William M. Kahane, Leslie D. Michelson, Thomas M. Steinberg, and Beverly B. Thomas.

  Our management is responsible for our internal accounting and financial controls, the financial reporting process, the internal audit function, and compliance with our legal and ethics programs. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on its audit. The Audit Committee's responsibility is to monitor and oversee these processes and report its findings to the Board. In addition, the Audit Committee recommends to the Board the selection of our independent accountants.

  In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

  Our independent accountants also provided to the Audit Committee the written disclosures required by the Independence Standards Board's Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee discussed with the independent accountants PricewaterhouseCoopers LLP's independence.

  Based on the Audit Committee's discussion with management and the independent accountants and on its review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the Securities and Exchange Commission.

                                          Audit Committee:
                                          Daryl J. Carter, Chair
                                          William M. Kahane
                                          Leslie D. Michelson
                                          Thomas M. Steinberg
                                          Beverly B. Thomas

                             AUDITOR INDEPENDENCE

 Audit Fees

  The aggregate fees billed or expected to be billed for professional services rendered by PricewaterhouseCoopers LLP related to the audit of our annual consolidated financial statements for the year ended December 31, 2000 and the reviews of the consolidated financial statements included in our Forms 10-Q for that year were $383,500.

 Financial Information Systems Design and Implementation Fees

  The aggregate fees billed or expected to be billed in connection with financial information systems design and implementation services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2000 were $6,075.

 All Other Fees

  The aggregate fees billed or expected to be billed for services rendered by PricewaterhouseCoopers LLP, other than the services covered in "Audit Fees" and "Financial Information Systems Design and Implementation Fees" above, for the year ended December 31, 2000 were $1,126,030. This includes fees related to audits of separate subsidiary company financial statements, extended audit procedures performed at the request of management and the Audit Committee, tax planning, compliance services, and general financial consulting.

  The Audit Committee of the Board has considered whether the provision of non-audit services is compatible with maintaining the independent accountants' independence, and has concluded that it is.

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

  Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Compensation and Benefits Committee of our Board of Directors shall not be incorporated by reference into any such filing and shall not otherwise be deemed filed under either Act.

  This report is presented by the Compensation and Benefits Committee (the "Committee") of our Board of Directors. In this report, we will describe:

  .  Our process for setting compensation policy

  .  Our overall compensation policy

  .  Our compensation policy for Senior Executives

  .  Our long-term incentive program

  .  Compensation of the Chair of our Board and Chief Executive Officer for
     2000

  .  Certain tax matters

Process for Setting Compensation Policy

  The Committee, which is composed entirely of independent outside Directors, sets our compensation policies. Based on recommendations by management, the Committee reviews and approves policies that apply to all employees, and it makes decisions about the compensation of the Chief Executive Officer. Also, based on the recommendations of the Chief Executive Officer, the Committee makes decisions about the compensation of certain key executives of the Company and of our operating subsidiaries who report directly to the Chief Executive Officer ("Senior Executives").

  The Committee has retained SCA Consulting, L.L.C. ("SCA") to advise it on the development and implementation of incentive compensation programs and to undertake a study of compensation practices of comparable real estate companies. As part of the study, SCA has considered a composite of companies that reflect the unusual breadth of our activities within the real estate industry and has examined our ability to attract and retain outstanding employees in the light of their alternative opportunities. The list of companies considered by SCA in its analysis is reevaluated and updated periodically.

  The Committee has also integrated our compensation policy with our business plan and goals. The Committee believes that our compensation program has contributed materially to stockholder value because it has made the compensation of Senior Executives substantially dependent on the accomplishment of our goals to enhance stockholder value. The Committee modified our compensation program for 2000, based on the work commissioned from SCA. The Committee believes that these modifications have improved the program and will further enhance stockholder value. The Committee expects to make further changes to the compensation program for 2001, again based on work commissioned from SCA, to continue improving the program.

Overall Compensation Policy

  The Committee seeks to establish compensation programs that:

  . Provide a competitive total compensation opportunity, the actual level of which is commensurate with performance, to attract, retain, and motivate highly talented employees.

  . Emphasize achievement of important financial, operational, and strategic objectives.

  . Link compensation to performance by establishing meaningful performance objectives tied to our annual operating plan.

  . Align the interests of Senior Executives with those of stockholders by emphasizing equity in the total compensation package.

  Our compensation program consists of base salary or hourly compensation, cash bonuses, and long-term incentive compensation. All employees are eligible for cash bonuses, which are determined by their supervisors, based on financial and operational performance as well as individual achievements, as determined at the discretion of senior management. Long-term incentive compensation, which takes the form of stock options or deferred cash bonuses payable only upon achievement of certain financial targets, is now limited to management level employees and other key employees and is granted at the discretion of senior management. In 2000, we granted options for a total of 3,704,956 shares to 77 executives, managers, and other key employees in recognition of performance or upon hiring.

Compensation Policy for Senior Executives

  Our compensation program for Senior Executives also consists of base salary, cash bonuses, and long-term incentive compensation but with a greater proportion of the total compensation opportunity in cash bonuses and equity-based compensation. The program is designed to enable us to attract, motivate, and retain outstanding Senior Executives by providing a competitive total compensation opportunity based on both individual and corporate performance, taking into account both annual and long-term performance goals and recognizing individual initiative and achievements. The Committee believes that performance-based annual cash compensation and equity-based long-term incentives align the interests of Senior Executives with those of stockholders and enhance value to stockholders. In the view of the Committee, the program fully satisfied those goals in 2000.

  Base salaries for Senior Executives are determined by evaluating the Senior Executive's responsibilities, experience, and skills, and by reference to the competitive marketplace for executives, including a comparison to base salaries for comparable positions at comparable businesses. Base salaries of our Senior Executives typically approximate the median of base salaries of executives with similar responsibilities at comparable businesses, as identified by SCA. With the addition of cash bonuses, the total cash compensation of our Senior Executives may reach the 75th percentile or more, commensurate with performance, compared to total cash compensation at comparable businesses.

  In 2000, the Committee established for each Senior Executive a set of goals that was required to be met to attain various levels of bonus, up to 200% of base salary. In addition, Senior Executives could receive an upward or downward adjustment to their bonuses based on the Company's financial performance relative to the performance of the peer group. The maximum possible adjustment for each Senior Executive ranged from 20% to 32% of salary. The Committee determined the actual award amount for each Senior Executive by evaluating the performance of the Senior Executive in comparison to these goals. Goals relating to our earnings before depreciation and deferred taxes (EBDDT) per share and targeted growth of EBDDT per share for the coming year, as approved by the Board, were the most heavily-weighted goals for Senior Executives whose responsibilities relate to both Catellus and our subsidiaries. For Senior Executives who head our operating divisions or subsidiaries, the most heavily-weighted goals included corporate EBDDT per share, group contributions to EBDDT per share, and specific goals related to bringing the assets for which they were responsible to market. A significant portion of Senior Executives' compensation, therefore, is tied to objective financial indicators.

Long-Term Incentive Program

  Consistent with the provisions of the 2000 Performance Award Plan (the "Plan") approved last year, we make periodic grants of stock options to executives, senior managers, and other key employees. In 2000, we made grants of stock options to several key Senior Executives designed to cover three years of long-term incentives. Mr. Rising's grant, discussed below, covers five years of long-term incentives. The details of these grants to Senior Executives who are named executive officers are included in the summary compensation table below. No grants of restricted stock were made in 2000.

Compensation of Chair of our Board and Chief Executive Officer for 2000

  In accordance with our employment agreement with Mr. Rising, he received a base salary of $650,000 in 2000 and was eligible for a bonus of 200% of his base salary. In addition, Mr. Rising was eligible for an adjustment to his annual bonus of up to 32% of his base salary based on our financial performance relative to that of our peers in 2000. For 2000, the Committee awarded Mr. Rising a cash bonus of $1,491,750, which represents 99% of his maximum bonus potential. This bonus award was made in recognition of his effective leadership, as demonstrated by:

  . The outstanding results of our operations in 2000, with earnings before depreciation and deferred taxes at $1.46 per share, representing an increase of 24% over 1999.

  .  An increase of 18% in net operating income from 1999 to 2000.

  . Continued growth in commercial development, reflected in construction completions of 6.2 million square feet in 2000.

  . The recruiting, motivation, and retention of an exceptional management team.

  . Groundbreaking at Mission Bay and execution of agreements or commencement of design on 1,250 residential units and 750,000 square feet of commercial development.

  . The successful restructuring of Catellus Residential Group and the sale of merchant housing assets.

  . Completion of approvals and establishment of Pacific Commons as a premier Silicon Valley business park by signing leases with Cisco, Intel, and Level 3 Communications, Inc.

  . Quality of representation of the Company to the investment community and other constituencies.

  . Positioning us for future growth through strategic property acquisitions, financing strategy, and a positive position in the industry.

  In addition to the cash compensation provisions of Mr. Rising's employment agreement, he is also eligible for periodic grants of stock options. In 2000, the Committee awarded Mr. Rising an option for 1,000,000 shares, designed to cover long-term incentive grants for five years.

Tax Matters

  U.S. tax law limits the deductibility for federal income tax purposes of certain compensation paid to the Chief Executive Officer or any of our four other most highly compensated executive officers. We intend to structure our compensation program to maximize the deductibility of compensation to the extent feasible, consistent with our goals for our executive officers.

                                          Compensation and Benefits Committee:
                                          William M. Kahane, Chair
                                          Joseph F. Alibrandi
                                          Stephen F. Bollenbach
                                          Richard D. Farman
                                          Leslie D. Michelson

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

                                                             Securities
                              Annual   Annual   Other Annual Underlying     All Other
Name and Principal            Salary    Bonus   Compensation   Option      Compensation
Position                 Year   ($)    ($) (1)    ($) (2)      Awards        ($) (3)
------------------       ---- ------- --------- ------------ ----------    ------------
Nelson C. Rising........ 2000 650,000 1,491,750      --      1,000,000        60,234(4)
  Chair of the Board and 1999 481,572   811,906      --            --         59,983(4)
  Chief Executive        1998 405,191   788,231      --            --         59,983(4)
   Officer
Stephen P. Wallace...... 2000 454,999 1,021,475    3,422(5)    420,000         8,264
  Executive Vice         1999 299,256   524,247    6,148(5)        --          8,013
   President and
  Chief Operating        1998 299,256   575,575    2,399(5)        --          8,013
   Officer
Kathleen Smalley........ 2000 292,505   606,943                270,000         8,264
  Senior Vice President, 1999 231,000   419,600      --            --          8,013
   Corporate
  Operations and General 1998 231,000   451,027      --        163,946(6)      8,013
   Counsel
C. William Hosler....... 2000 260,000   507,003      --        240,000         8,264
  Senior Vice President  1999 118,433   125,000      --        300,000           --
   and
  Chief Financial
   Officer (7)
Jaime L. Gertmenian..... 2000 139,333   106,400      --         20,000         8,264
  Vice President, Human  1999 130,999   103,000      --            --          7,633
   Resources
  and Administration     1998 118,334    91,200      --         15,000         7,100

--------
(1) Unless otherwise noted, the amount for any year represents the amount earned in that year, whether or not paid in a subsequent year.

(2) Unless otherwise noted, perquisites included in Other Annual Compensation did not, in the aggregate, exceed the lesser of $50,000 or 10% of the total of salary and bonus.

(3) Unless otherwise noted, the amounts listed represent the amount of our contributions to the Profit Sharing & Savings Plan and Trust.

(4)  Includes life insurance premiums of $51,970.

(5) The amounts indicated represent aggregate notional earnings in 2000 in excess of 120% of the applicable federal rate on amounts deferred by Mr. Wallace under the Deferred Compensation Program (as described below). Each of the named executive officers is eligible to participate in a non-qualified, unfunded deferred compensation program (the "Deferred Compensation Program"). Under this program, an executive may elect to defer a portion of his or her base salary, and a portion or all of his or her bonus. Amounts deferred are credited to a bookkeeping account for the executive, together with the investment returns or losses ("Earnings") that would have accrued to the account if it were invested in various investment options selected by the executive. An executive who retires at age 59 or who has more than ten years of service will be vested in an additional 25% of positive Earnings. Amounts deferred under the program are subject to fluctuations in value, depending on the performance of the simulated financial investments selected by the executive.

(6) Does not include an option for 75,000 shares that, while granted in January 1998, was in satisfaction of the requirement in Ms. Smalley's employment agreement for a grant in 1997 and was in recognition of her performance in 1997.

(7)  Mr. Hosler began his employment with us in July 1999.

                             Option Grants in 2000

                                        Percent
                                          of                           Potential Realizable
                                         Total                           Value at Assumed
                         Number of      Options  Exercise             Annual Rates of Stock
                         Securities     Granted     or                Price Appreciation for
                         Underlying       to       Base                   Option Term(1)
                          Options      Employees   Price   Expiration ----------------------
Name                      Granted       in 2000  ($/Share)    Date        5%         10%
----                     ----------    --------- --------- ---------- ---------- -----------
Nelson C. Rising........ 1,000,000(2)    24.78%    13.50    05/02/10  $8,490,077 $21,515,523
Stephen P. Wallace......   420,000(3)    10.41%    13.50    05/02/10  $3,565,833 $ 9,036,520
Kathleen Smalley........   270,000(3)     6.69%    13.50    05/02/10  $2,292,321 $ 5,809,191
C. William Hosler.......   240,000(3)     5.95%    13.50    05/02/10  $2,037,619 $ 5,163,726
Jaime L. Gertmenian.....    20,000(4)     0.50%    13.50    05/02/10  $  169,802 $   430,310

--------
(1) The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. We do not endorse the accuracy of this model, or any other model, for valuing options. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions, and the option holders' continued employment through the vesting period. The potential realizable value calculation assumes that the option holder waits until the end of the option term to exercise the option. This table does not take into account any appreciation in the price of our common stock from the date of grant to the current date. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.

(2) This option vests in five equal annual installments on December 31 of 2000, 2001, 2002, 2003, and 2004.

(3) 23.3% of the shares underlying this option vest on each of the following dates: May 2 of 2001, 2002, 2003, and 2004. The remaining 6.8% of the shares underlying this option vest on May 2 of 2005.

(4) This option vests in four equal annual installments on May 2 of 2001, 2002, 2003, and 2004.

                        Fiscal Year-End Option Holdings

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised         In-the-Money
                                    Options at                Options at
                               December 31, 2000(1)      December 31, 2000(2)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Nelson C. Rising............  2,200,000     800,000    $19,042,500  $3,200,000
Stephen P. Wallace..........    875,000     545,000    $ 9,232,000  $1,680,000
Kathleen Smalley............    292,630     291,316    $   480,045  $1,259,557
C. William Hosler...........     75,000     465,000    $   112,500  $1,297,500
Jaime L. Gertmenian.........     21,381      27,500    $   171,551  $  100,625

--------
(1)  None of the named executive officers exercised options in 2000.

(2) Calculated as the product of (i) the difference between the exercise price of the options granted and the fair market value of such options on December 31, 2000, and (ii) the number of options granted.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS

  The following table compares the five-year return on a $100 investment in our common stock with the return on a similar investment in the Standard & Poor's MidCap 400 Stock Index and the National Association of Real Estate Investment Trusts (NAREIT) Total Return Equity Index, assuming reinvestment of dividends.

  In past years, a select peer group index was used for comparison instead of the NAREIT Total Return Equity Index. That peer group index consisted of:
Atlantic Gulf Communities, Duke-Weeks Realty Corp., First Industrial Realty Trust, First Union Real Estate Equity & Mortgage Investments SBI, Forest City Enterprises, Inc., The Newhall Land and Farming Company, L.P., Rouse Company, Prologis Trust (formerly, Security Capital Industrial Trust), Spieker Properties, Standard Pacific Corp., and Washington REIT.

  We are eliminating the use of the select peer group for the future because of changes both in our business and in that of certain peer group companies. In 2000, we sold our merchant housing operations and moved land for mixed-used development forward in the development process so significantly that the previous peer group index would now overemphasize industrial/distribution real estate development. Also, certain companies from the select peer group have changed operating strategies or have entered into agreements to merge with other companies. We believe that a broad index of public real estate companies such as the NAREIT Total Return Index provides a better standard of performance. This year's performance comparison graph shows both the select peer group of the past as well as the NAREIT Total Return Index.

  In addition, we believe that the S&P MidCap 400, which represents companies with market capitalization averaging $2.1 billion, would be a more appropriate broad market index against which to compare performance as opposed to the S&P 500, which represents companies with a much larger market capitalization. This year's comparison graph shows both indices, but, for the future, we expect to use the S&P MidCap 400 instead of the S&P 500.

                           [LINE CHART APPEARS HERE]

Total Return Analysis

                            12/31/95 12/31/96 12/31/97 12/31/98 12/31/99 12/31/00
                            -------- -------- -------- -------- -------- --------
   Catellus Development
    Corp...................   $100     $194     $341     $244     $218     $298
   NAREIT Equity Index.....   $100     $136     $161     $131     $123     $154
   S&P MidCap 400..........   $100     $119     $157     $187     $214     $251
   Peer Group Index........   $100     $144     $187     $163     $133     $196
   S&P 500.................   $100     $123     $163     $210     $253     $230

                                                                     APPENDIX A

                            AUDIT COMMITTEE CHARTER
                       Catellus Development Corporation

1.  OBJECTIVES AND OBLIGATIONS

  The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Catellus Development Corporation (the "Company") is charged with assuring:

  .  The independence of the Company's independent accountants;

  .  The integrity of management; and

  .  The adequacy and quality of the Company's financial disclosure.

  The Committee is obligated to:

  . Serve as a focal point for communication between the Board, the independent accountants, and management, as their duties relate to financial accounting, reporting, and controls; and

  . Understand the accounting and reporting principles and practices applied by the Company in preparing its financial statements.

2.  AUTHORITY

  The Committee will have the authority to:

  . Communicate to the independent accountants of the Company the audit assignment and receive the report of the independent accountants of the Company;

  . Investigate any activity of the Company which might affect the Company's financial reporting;

  . Recommend to the Board the annual retention of the independent accountants and any change in the independent accountants; and

  . Recommend to the Board any appropriate extensions or changes in the duties of the Committee.

3.  SCOPE OF RESPONSIBILITIES

3.1  Generally

  The Committee will:

  . Ensure that the Company's independent accountants understand that they are ultimately accountable to the Board and the Audit Committee, as representatives of shareholders, and that these shareholder representatives have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent accountants;

  . Review with management and the independent accountants the adequacy of the Company's general policies and procedures regarding internal accounting and financial reporting controls;

  . Make, or cause to be made, all necessary inquiries of management and the independent accountants concerning established standards of corporate conduct;

  . Require from the Company's independent accountants on a periodic basis a formal written statement delineating all relationships between the accountants and the Company, engage in a dialogue with the accountants with respect to any relationships or services that may impact the objectivity and independence of the accountants, and make recommendations to the Board to take appropriate action in response to the accountants' report in order to satisfy itself of the accountants' independence;

  . Review the extent of non-audit services provided by the independent accountants in relation to the possible effect such services may have on the accountants' independence;

  . Advise the independent accountants that the Committee is available to meet with them privately to discuss any facts, circumstances, or perceptions which the independent accountants feel should be brought to the Committee's attention;

  . Reassess the adequacy of this Audit Committee Charter on an annual basis; and

  . Review annually the effectiveness of the Company's system for monitoring compliance with laws and regulations and the results of management's investigation of any alleged fraudulent acts or accounting irregularities.

3.2  Discussions with Management

  The Committee will discuss with management:

  . The scope and quality of the internal accounting and financial reporting controls in effect;

  . The responsiveness of the independent accountants to the Company's needs; and

  . The written responses of management to the report of the independent accountants.

3.3 Discussions with Independent Accountants

  The Committee will discuss with the independent accountants:

  . The degree of cooperation received by them from Company employees during their audit examination, including access to all requested records, data, and information;

  . Whether there have been any disagreements with management that, if not satisfactorily resolved, would cause them to issue a qualified report on the Company's financial statements;

  . The quality of the Company's accounting principles as applied in its financial reporting, including such issues as the clarity of the Company's financial disclosures and degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates and other significant decisions made by management in preparing the financial disclosure; and

  . The quality of the Company's financial and accounting personnel and any relevant recommendations which the independent accountants may have.

3.4 Audits

  The Committee will evaluate the sufficiency of the annual audit.

  The Committee will review, before the annual audit, the scope and general extent of the independent accountants' audit examination. The auditors' fees are to be arranged with management and annually summarized for Committee review. The Committee's review of the fees should entail an understanding from the independent accountants of the factors considered by them in determining the audit scope. These factors may include the following:

  .  Industry and business risk characteristics of the Company;

  .  External reporting requirements;

  .  Materiality of the various transactions;

  .  Quality of internal accounting controls;

  .  Extent of involvement of internal auditors in the audit examination; and

  .  Other areas to be covered during the audit engagement.

3.5  Review of Year-End Financial Results

  The Committee will review with management and the independent accountants the Company's financial results for the fiscal year prior to their release to the public. This review should encompass:

  . The Company's annual report to stockholders and Form 10-K, including the financial statements and supplemental disclosures required by generally accepted accounting principles and the Securities and Exchange Commission;

  . Significant transactions that are not normally a part of the Company's operations;

  . Changes, if any, during the year in the Company's accounting principles or their application; and

  .  Significant adjustments proposed by the independent accountants.

3.6 Review of Interim Financial Statements

  The Committee will review the Company's interim financial statements for each fiscal quarter before their release to the public. In the course of this review, the Committee should:

  . Understand how management develops and summarizes financial information from interim periods;

  . Require the Company's independent accountants to review the financial information included in the Company's interim financial statements before the Company files its quarterly reports with the Securities and Exchange Commission; and

  . Communicate with the independent accountants, either telephonically or in person, to review the interim financial statements and the results of the review.

3.7 Internal Audit

  The Committee will assess the need for an internal audit function and, if adopted, will monitor and review the sufficiency of the Company's internal audit function.

4. COMPOSITION OF THE COMMITTEE

  The Committee will be made up of no fewer than three members, all of whom must be independent Directors in accordance with the independence standards of the New York Stock Exchange, approved by the Board. All members of the Committee must be financially literate, and at least one member must have accounting or financial management expertise. Committee membership will be determined de novo annually at or before the first Board meeting subsequent to each Annual Shareholders Meeting. One of the members shall be appointed Committee Chair by the Board or the Committee.

5. ROLES

5.1 Of the Chair

  The Chair of the Committee will:

  . Have the responsibility to schedule and conduct Committee meetings and cause the preparation of analyses, materials, and minutes for Committee meetings; and

  . Develop, with the Committee, an annual schedule of all regularly recurring matters to be considered by the Committee.

5.2 Of Company Employees

  At its discretion, the Committee may request the assistance of employees of the Company. All employees will be directed by management to cooperate as requested by the Committee.

5.3 Of Company Counsel and Accountants

  Company counsel and accountants (both in-house and outside) will be responsible for providing the Committee with regularly updated advice covering the overall legal and regulatory responsibilities of the Committee and the Company, as well as any materials and analyses requested by the Committee of financial accounting, reporting, and control or other issues presented by or to the Committee.

6. ACCESS TO INDEPENDENT ADVICE

  The Committee will have the authority to select and retain independent professionals (including accountants, counsel, consulting firms, and others) to advise the Committee concerning its goals and responsibilities. Notwithstanding the foregoing, the Board will have the sole authority to select and retain the independent accountants for the Company.

7. COMMUNICATION WITH THE BOARD, SHAREHOLDERS AND CEO

  The Committee will maintain full, open, and candid communications with the Chair of the Board, the Lead Independent Director, other Directors, and the Chief Executive Officer ("CEO"). Minutes of each meeting are to be prepared and sent to the Chair of the Committee and, after review by the Chair of the Committee, will be approved by the Committee and distributed to the Board. The Committee is responsible for ensuring that the Board, shareholders, and the CEO are fully informed of the key issues and decisions within its jurisdiction and that the Committee understands and incorporates in its decision-making the perspectives and concerns of the Board, shareholders, and the CEO. The Committee will be responsible for ensuring that the Company makes appropriate disclosure in its financial statements of the results of its audit.

8. MEETING SCHEDULE

  The Committee will meet as necessary. The timing of the meetings will be established so that the Committee can conduct a definitive review and approval of the report of the Company's independent accountants and financial statements promptly after such reports are available.

                                                                           VOTE BY INTERNET - www.proxyvote.com
                                                                           Use the Internet to transmit your voting instructions
[CATELLUS LOGO]                                                            and for electronic delivery of information up until
CATELLUS DEVELOPMENT CORPORATION                                           11:59 P.M. Eastern Time the day before the cut-off
C/O PROXY SERVICES                                                         date or meeting date. Have your proxy card in hand
P.O. BOX 9141                                                              when you access the web site. You will be prompted to
FARMINGDALE, NY 11735                                                      enter your 12-digit Control Number which is located
                                                                           below to obtain your records and to create an electronic
                                                                           voting instruction form.

                                                                           VOTE BY PHONE - 1-800-690-6903
                                                                           Use any touch-tone telephone to transmit your voting
                                                                           instructions up until 11:59 P.M. Eastern Time the day
                                                                           before the cut-off date or meeting date. Have your
                                                                           proxy card in hand when you call. You will be prompted
                                                                           to enter your 12-digit Control Number which is located
                                                                           below and then follow the simple instructions the Vote
                                                                           Voice provides you.

                                                                           VOTE BY MAIL -
                                                                           Mark, sign and date your proxy card and return it in
                                                                           the postage-paid envelope we have provided or return it
                                                                           to Catellus Development Corporation, c/o ADP, 51 Mercedes
                                                                           Way, Edgewood, NY 11717.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                       CDCPRX          KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
                                       THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.      DETACH AND RETURN THIS PORTION ONLY

CATELLUS DEVELOPMENT CORPORATION

This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of the directors listed below.

1.  ELECTION OF DIRECTORS                         For   Withhold  For All    To withhold authority to vote, mark "For All Except"
                                                  All      All    Except     and write the nominee's number on the line below.
    01) Joseph F. Alibrandi                       [_]      [_]     [_]
    02) Stephen F. Bollenbach                                                -----------------------------------------------------
    03) Daryl J. Carter
    04) Richard D. Farman
    05) Christine Garvey
    06) William M. Kahane
    07) Leslie D. Michelson
    08) Deanna W. Oppenheimer
    09) Nelson C. Rising
    10) Thomas M. Steinberg
    11) Cora M. Tellez


2.  In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.

    The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally.

    If you plan on attending the meeting, please check box to the right.        [_]

----------------------------------------------------------         ----------------------------------------------------------------


----------------------------------------------------------         ----------------------------------------------------------------
Signature [PLEASE SIGN WITHIN BOX]               Date              Signature (Joint Owners)                               Date


------------------------------------------------------------------------------------------------------------------------------------


PROXY

                                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                                 CATELLUS DEVELOPMENT CORPORATION

                                       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 1, 2001

     The undersigned hereby appoints Nelson C. Rising, Stephen P. Wallace and Kathleen Smalley, or any of them each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of CATELLUS DEVELOPMENT CORPORATION to
be held at the PALACE HOTEL, Ralston Room, 2 New Montgomery Street, San Francisco, California, on May 1, 2001, at 9:00 A.M., and any
adjournment thereof, and to vote the number of shares of common stock the undersigned would be entitled to vote if personally present on the reverse side.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF
MAILED IN THE UNITED STATES.

                               (Continued, and to be marked, dated and signed, on the reverse side)